Stephen D. Alfers to Lead Sagebrush Gold

DENVER, CO, FEBRUARY, 10, 2012 (GLOBE NEWSWIRE) -- Sagebrush Gold, Ltd. (OTCBB:SAGE.OB) announced today that Stephen D. Alfers has signed on to lead the company as Executive Chairman and CEO.  Mr. Alfers will begin this role for Sagebrush Gold immediately.

Prior to accepting this position with Sagebrush Gold, Mr. Alfers was with Franco-Nevada Corporation (NYSE:FNV) where he served as Chief of U.S. Operations until the end of 2011.  He will remain available to Franco-Nevada as a consultant in a limited capacity.

Before joining Franco-Nevada Corp, Mr. Alfers was President and CEO of NewWest Gold Corporation, where he developed a large portfolio of promising Nevada gold properties including Long Canyon, Sandman, and Northumberland. In 2007, Mr. Alfers orchestrated NewWest’s sale to Fronteer Gold for CDN $186.9 million. Following the sale of the Company, he served as a senior advisor to Fronteer during the exploration and development drilling of the Long Canyon discovery, a new Carlin-style project in northeastern Elko County, NV that currently has a resource of over 2 million ounces of gold. Newmont Mining Corporation (NYSE: NEM) subsequently acquired Fronteer in April 2011 for aggregate cash consideration of approximately CDN $2.3 billion (with a net cash acquisition cost of CDN $2.2 billion).    Newmont has a target production date of 2017 for the Long Canyon Project.

Sagebrush Gold’s current Chairman, Barry Honig, commented, “The addition of Mr. Alfers as Sagebrush’s new leader is an enormous event for our shareholders.  His track record of success will ensure that Sagebrush Gold will realize significant value from our asset at the Relief Canyon Gold Mine in Pershing County, Nevada and future assets that Sagebrush Gold will acquire.   After working with Steve Alfers during his tenure as a consultant to the Company, I have learned a lot from him.  SAGE shareholders will shortly recognize the breadth of his expertise in mining transactions, project acquisition and development, and the strength of his extensive mining industry contacts.  I believe Steve’s talent, experience, and leadership set us apart from other junior mining companies.   We now have the foundation built to become a significant and successful gold exploration and development company which will allow us to move the Relief Canyon Project forward in an expedited fashion in the coming months.  I am excited to stay on as a board member and help support this vision.”

Mr. Alfers commented on his appointment as Sagebrush Gold’s new Executive Chairman and CEO: “I am delighted to be joining Sagebrush Gold and to be back in the gold exploration business. This is an exciting time to be looking for gold because today’s gold price makes many previously explored projects and targets viable. I am planning to assemble a team of technical, financial, permitting, and government affairs experts who will advance the Relief Canyon Project. Nevada remains one of the best places in the world to look for gold. The area around the Relief Canyon Mine holds great discovery potential because it is in a significantly underexplored gold and silver district.  I am looking forward to the coming months as my team of experts develops a strategy for exploring and developing the Relief Canyon District and identifying and pursuing new and promising exploration and development acquisition targets.”

Mr. Alfers is a Phi Beta Kappa graduate of the University of Denver where he received bachelor’s and master’s degrees in economics. After serving four years as an officer with the U.S. Navy, Mr. Alfers returned to school and earned his JD from the University of Virginia School of Law.

A well recognized authority in the U.S. Mining Law, public land law, and mining transactions, Mr. Alfers’ career includes twenty years of experience as a partner in several prestigious mining, oil and gas, and natural resource development law firms where he specialized in representing large, international mining and oil and gas clients.  In his capacity as a mining law expert, Mr. Alfers has advised the United Nations, foreign governments, and Congressional committees. Mr. Alfers has extensive experience in developing and executing corporate financing arrangements, complex mining transactions, mergers and acquisitions, and in directing legal and government affairs.

About Sagebrush Gold, Ltd.

Sagebrush Gold, Ltd. is a junior gold exploration company focused on seeking out and developing significant gold exploration and development targets in Nevada.

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, and each subsequently filed Current Report on Form 8-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

David Rector, President
877-705-9357

Email: info@sagebrushgold.com
www.SagebrushGold.com